Exhibit 99.1

Omeros Corporation Reports Fourth Quarter and Year-End 2011 Financial Results

Seattle, WA – March 15, 2012 – Omeros Corporation (NASDAQ: OMER), a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system, today announced financial results for the fourth quarter and year ended December 31, 2011.

Financial Results

Total operating expenses for the three months ended December 31, 2011 were $11.0 million, compared to $9.5 million for the same period in 2010. The increase in operating expenses was primarily due to higher clinical trial expenses related to the Company’s Phase 3 clinical program for OMS302. The increase during the quarter was also the result of higher expenses incurred in Omeros’ GPCR program as well as one-time manufacturing and toxicology study costs intended to support clinical trials for Omeros’ PDE10 and PDE7 programs. These increases were partially offset by lower costs related to the Company’s OMS103HP program.

Total operating expenses for the year ended December 31, 2011 were $31.9 million, compared to $32.2 million in 2010. The decrease was primarily attributable to lower research and development expenses in Omeros’ OMS103HP program and lower one-time fees related to its MASP2 program. Additionally, general and administrative costs decreased in part due to lower employee expenses and financing costs. These decreases were partially offset by higher costs related to Omeros’ OMS302 Phase 3 clinical program, higher expenses incurred in the Company’s GPCR program and one-time manufacturing and toxicology study costs intended to support clinical trials for Omeros’ PDE10 and PDE7 programs.

For the quarter ended December 31, 2011, Omeros reported a net loss of $10.2 million, or $0.46 per share, compared to a net loss of $7.2 million, or $0.34 per share, for the same period in 2010. For the year ended December 31, 2011, Omeros reported a net loss of $28.5 million, or $1.29 per share, compared to a net loss of $29.3 million, or $1.37 per share, in 2010.

At December 31, 2011, Omeros had cash and cash equivalents and short-term investments of $24.6 million, compared with $42.0 million as of December 31, 2010. Omeros holds a $40.0 million equity line financing facility with Azimuth Opportunity, Ltd. Also, Omeros will receive an additional $3.0 million lease incentive payment in connection with its new office and laboratory space lease. Omeros expects that it has sufficient resources to fund operations for at least the next 12 months.

“Over the last few months, we have made significant strides across many of our programs. Most importantly, our first Phase 3 clinical trial for OMS302 met its primary endpoint – maintenance of intraoperative mydriasis – as well as the principal secondary endpoint of pain reduction in the early postoperative period, ” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “Our GPCR program continued to march through the Class A orphans – having now unlocked over 40 percent, we expect to have screened all Class A orphans by the end of this year. Omeros’ near-term milestones include completion of enrollment in our OMS103HP Phase 3 clinical trial for meniscectomy and in our second Phase 3 clinical trial evaluating OMS302. We look forward to reading out data from both trials in the second half of 2012.”

Fourth Quarter and Recent Highlights

•

Reported positive data from its first Phase 3 clinical trial evaluating OMS302 in patients undergoing intraocular lens replacement surgery. OMS302 met its primary endpoint by demonstrating statistically significant (p<0.00001) maintenance of intraoperative mydriasis (pupil dilation). OMS302 also demonstrated statistical superiority (p<0.00001) over placebo in reduction of pain in the early postoperative period. The data for both endpoints are clinically meaningful. Omeros expects data from the second Phase 3 clinical trial evaluating OMS302 in the second half of 2012.

•

Announced the identification of compounds that interact selectively with 19 additional orphan G protein-coupled receptors (GPCRs), bringing the total number of orphans GPCRs unlocked by Omeros to 33, representing over 40 percent of the Class A orphan GPCRs. These 19 orphans – CCRL2, GPR17, GPR19, GPR20, GPR21, GPR25, GPR31, GPR32, GPR50, GPR52, GPR80, GPR135, GPR141, GPR153, LGR4, LGR6, MAS1, OGR1 and OPN5 – are linked to a series of important indications, including melanoma, ovarian and prostate cancer, hepatocellular carcinoma, multiple sclerosis, anxiety disorders, schizophrenia, suspended animation, arterial stiffness, acute inflammatory responses, bone disorders and wound repair.

•

Secured a new 15-year lease for approximately 64,500 square feet of office and laboratory space in Seattle, Washington. Omeros will combine its office and laboratory facilities into this new space, which has been renamed The Omeros Building. In connection with this lease, Omeros will receive a lease incentive payment of $3.0 million.

•

Awarded a grant of $1.04 million from the National Institute on Drug Abuse (NIDA) to fund further drug development against neuromedin U receptor 2 (NMUR2). NMUR2 is a non-orphan GPCR linked to pain. Drugs that target NMUR2 could manage pain without the risk of addiction or other negative side effects associated with currently marketed analgesics (e.g., Vicodin®, OxyContin® and Percocet®) that target opioid and other pain-related receptors.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has four ongoing clinical development programs. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, coagulopathies and central nervous system disorders.

Forward-looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. Forward-looking statements may be identified by forward-looking terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict” and “potential.” These statements include, but are not limited to, statements regarding Omeros’ expectations that it will complete the screening of all Class A orphan GPCRs during 2012; that it has sufficient resources to fund operations for at least the next 12 months; that it will announce data from its ongoing Phase 3 clinical trials evaluating OMS103HP and OMS302 during the second half of 2012; the potential benefits of drugs targeting NMUR2; and that Omeros may have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2012. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)
Revenue	$1,143	$976	$4,524	$2,105
Operating expenses:
Research and development	8,895	6,947	23,718	23,465
General and administrative	2,095	2,586	8,216	8,746

Total operating expenses	10,990	9,533	31,934	32,211

Loss from operations	(9,847)	(8,557)	(27,410)	(30,106)
Investment income	11	21	51	167
Interest expense	(536)	(312)	(1,884)	(1,535)
Loss on extinguishment of debt	—	(296)	—	(296)
Other income, net	171	1,913	697	2,519

Net loss	$(10,201)	$(7,231)	$(28,546)	$(29,251)

Basic and diluted net loss per share	$(0.46)	$(0.34)	$(1.29)	$(1.37)

Weighted-average shares used to compute basic and diluted net loss per share	22,378,753	21,520,798	22,212,351	21,420,883

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31,	December 31,
	2011	2010
Cash and cash equivalents and short-term investments	$24,570	$41,993
Total assets	26,982	45,704
Total notes payable	19,446	10,255
Total current liabilities	18,985	15,374
Accumulated deficit	(176,133)	(147,587)
Total shareholders’ (deficit) equity	(5,554)	20,470